EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 2 to Form S-3 (No. 333-145032) pertaining to the First National Community Bancorp, Inc. and Subsidiaries (“FNCB”) Dividend Reinvestment and Stock Purchase Plan of our reports dated March 11, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in FNCB’s Annual Report on Form 10-K for the year ended December 31, 2015, and to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania

May 13, 2016